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                                                                    Exhibit 12.1



                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES
                       (Thousands, except ratio amounts)



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
                                                                                          YEARS ENDED DECEMBER 31,
                                                                       1995          1994           1993         1992        1991
------------------------------------------------------------------------------------------------------------------------------------
Pretax income . . . . . . . . . . . . . . . . . . . . . . . . . . . $  294,211   $  219,021    $   173,492   $  139,336  $  108,872
Undistributed income of less than 50% owned equity investees  . . .     (3,847)      (1,019)          (325)        (718)       (252)
Minority interest in income of majority owned subsidiaries
  with fixed charges  . . . . . . . . . . . . . . . . . . . . . . .      1,878        2,234          1,938        1,798       1,752
Add fixed charges as adjusted (from below)  . . . . . . . . . . . .    144,771      101,831         78,841       68,584      59,508
                                                                    ----------   ----------    -----------   ----------  ----------
                                                                    $  437,013   $  322,067    $   253,946   $  209,000  $  169,880
                                                                    ----------   ----------    -----------   ----------  ----------

Fixed charges:
  Interest expense:
     Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . $  118,148   $   80,123    $    59,631   $   53,902  $   42,429
     Financial services   . . . . . . . . . . . . . . . . . . . . .     10,782        9,912          7,725        5,826       9,453
     Capitalized  . . . . . . . . . . . . . . . . . . . . . . . . .      1,865          584            705          481         701
  Amortization of debt costs  . . . . . . . . . . . . . . . . . . .      1,093          311            288          328         116
  1/3 of rental expense   . . . . . . . . . . . . . . . . . . . . .     14,748       11,485         11,197        8,528       7,510
  Dividends on preferred securities of SCI Finance LLC  . . . . . .     10,781          539         -            -           -
                                                                    ----------   ----------    -----------   ----------  ----------
Fixed charges . . . . . . . . . . . . . . . . . . . . . . . . . . .    157,417      102,954         79,546       69,065      60,209

Fixed charges as adjusted:
  Less: Capitalized interest  . . . . . . . . . . . . . . . . . . .     (1,865)        (584)          (705)        (481)       (701)
        Dividends on preferred securities of SCI Finance LLC  . . .    (10,781)        (539)        -            -           -
                                                                    ----------   ----------    -----------   ----------  ----------

Fixed charges as adjusted . . . . . . . . . . . . . . . . . . . . . $  144,771   $  101,831    $    78,841   $   68,584  $   59,508
                                                                    ----------   ----------    -----------   ----------  ----------

Ratio (earnings divided by fixed charges) . . . . . . . . . . . . .       2.78         3.13           3.19         3.03        2.82
                                                                    ==========   ==========    ===========   ==========  ==========
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